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                              TERMINATION AGREEMENT

                              TSAT MERGER AGREEMENT

         THIS TERMINATION AGREEMENT is entered into as of March 10, 1999, by and between PRIMESTAR, Inc. ("Primestar") and TCI Satellite Entertainment, Inc. ("TSAT").

                                    RECITALS

         A. Primestar and TSAT are parties to an Agreement and Plan of Merger, dated as of February 8, 1998 (the "TSAT Merger Agreement"), pursuant to which TSAT was to merge with and into Primestar.

         B. Primestar is a party to the Asset Purchase Agreement, dated as of January 22, 1999 (the "High Power Agreement"), among Hughes Electronics Corporation ("Buyer"), Primestar, PRIMESTAR Partners L.P., Tempo Satellite, Inc. (a wholly owned subsidiary of TSAT) and certain stockholders of Primestar, pursuant to which Buyer has agreed to purchase the Ground Satellite Assets and the In-Orbit Satellite Assets (together, the "Satellites") at separate closings and to assume certain liabilities of Tempo in connection therewith. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the High Power Agreement).

         C. Pursuant to Section 9.2 of the High Power Agreement, and as a condition to the Initial Closing, at which Buyer will purchase the Ground Satellite Assets, the TSAT Merger Agreement must be terminated in accordance with its terms on or before the Initial Closing Date and no party thereto shall have any Liability to any other party to the High Power Agreement as a result of such termination.

         D. Pursuant to Article VI of the TSAT Merger Agreement, the TSAT Merger Agreement may be terminated by the mutual written consent of Primestar and TSAT and such termination shall be without any liability or obligation under such agreement.

         E. Primestar and TSAT each desire to terminate the TSAT Merger Agreement pursuant to its terms, effective as of the Initial Closing Date.

                  NOW THEREFORE, in consideration of the mutual covenants contained in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Primestar and TSAT agree as follows:

                  1. The TSAT Merger Agreement is hereby terminated as of the Initial Closing Date, subject to the consummation of the Initial Closing on that day. From and after the Initial

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Closing, neither Primestar nor TSAT shall have any further rights or obligations under the TSAT Merger Agreement.

                  2. No party to the High Power Agreement shall have any Liability to any other party to the High Power Agreement as a result of this Termination Agreement.

                  3. This Termination Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  4. This Termination Agreement shall be governed by and construed and interpreted exclusively in accordance with the laws of New York.


                                       2

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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
TERMINATION AGREEMENT as of the day and year first above written.


                                          PRIMESTAR, INC.

                                          By: /s/ [ILLEGIBLE]
                                             ----------------------
                                          Name:
                                          Title:


                                          TCI SATELLITE ENTERTAINMENT, INC.

                                          By: /s/ [ILLEGIBLE]
                                             ----------------------
                                          Name:
                                          Title: